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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             -----------------------


                       Date of Report
                       (Date of earliest
                       event reported):       May 13, 2002


                               FRESH BRANDS, INC.
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


   Wisconsin                         0-549                       39-2019963
---------------                 ----------------             -------------------
(State or other                 (Commission File                (IRS Employer
jurisdiction of                      Number)                 Identification No.)
incorporation)


                  2215 Union Avenue, Sheboygan, Wisconsin 53081
        -----------------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (920) 457-4433
                      -------------------------------------
                         (Registrant's telephone number)

Item 9.  Regulation FD Disclosure.
------   ------------------------

     On May 13, 2002, the Registrant issued the following press release, which it is hereby furnishing in this Form 8-K.

NEWS RELEASE

FOR IMMEDIATE RELEASE

         Contacts:     Elwood F. Winn           Armand C. Go
                       President and CEO        Vice President, Chief Financial
                       920-208-4100             Officer, Treasurer and Secretary
                       ewinn@shopthepig.com     920-208-4107
                       --------------------     ago@shopthepig.com
                                                ------------------


              FRESH BRANDS REPORTS RECORD FIRST QUARTER 2002 SALES
            AND EARNINGS; DECLARES SECOND QUARTER 2002 CASH DIVIDEND

SHEBOYGAN, Wis., May 13, 2002.... Fresh Brands, Inc. (Nasdaq: FRSH) today reported record sales and earnings for the first quarter of 2002 ending April 20, 2002.

Net sales for the first quarter of 2002 were a record $184.1 million, a 19.7% increase over last year's first quarter sales of $153.8 million due primarily to the acquisition of Dick's Supermarkets. Net earnings for the first quarter of 2002 were a record $1.94 million, an increase of 2.6% over net earnings of $1.89 million for the same period in 2001. Diluted earnings per share for the first quarter of 2002 were a record $0.37, an 8.8% increase over diluted earnings per share of $0.34 for the same period in 2001.

"Although below our expectations, we are pleased to report record results in the first quarter of 2002, which has proven to be a challenging period for our economy, our industry and our marketplace," said Elwood F. Winn, president and chief executive officer of Fresh Brands. "We believe that our strategy to grow by adding additional brands and expanding our geographic reach, our innovative flagship store design and our proven ability to build strong customer relationships through our loyalty marketing efforts give us a unique competitive edge in our markets."

EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter of 2002 was $6.0 million, a 33.3% increase from EBITDA of $4.5 million in the same period of 2001. Dick's Supermarkets contributed approximately $1.0 million to EBITDA in the first quarter of 2002. As a percent of sales, EBITDA for the quarter ended April 20, 2002 was 3.3% compared to 3.0% for the same period in 2001.

Retail sales for the first quarter of 2002 improved 47.8% to $92.5 million, compared to $62.6 million for the same period in 2001 primarily due to the acquisition of Dick's Supermarkets. Net wholesale sales for the first quarter of 2002 increased 0.4% to $91.6 million, compared to $91.2 million last year.

"The key factor in our retail sales improvement came from the addition of the Dick's Supermarkets chain, which was acquired in June 2001," Winn said. "Dick's Supermarkets contributed $29.2 million to net retail sales in the first quarter of 2002. Our sales improvement also benefited from the opening of a new corporate replacement store in Zion, Illinois, in January 2002, which is experiencing dramatic increases in sales over last year. For our Piggly Wiggly franchise and corporate retail chain, same store sales for the first quarter of 2002 increased 1.1%, compared to the same period in 2001."

"We attribute the relatively low increase in same-store sales for our Piggly Wiggly stores to two factors - increased competition in some markets and the impact of the soft economy and increased unemployment on discretionary spending," Winn said. "While customer counts at our stores continue to increase as a result of our successful marketing programs, we are finding that customers are being more discriminating buyers and average transaction amounts are down. We are confident in our programs and direction and believe we will be able to achieve same-store sales increases that are closer to our targeted rate of 2.0% as the economy improves and our markets stabilize."

"Our gross margin increased to 19.5% in the first quarter of 2002 from 16.9% for the same period last year, primarily due to the increase in retail sales mix resulting from the Dick's acquisition. Operating expenses as a percent of sales were 17.5% in the first quarter of this year compared to 15.0% in the same period of 2001. The increase in operating expenses was due in large part to the increase in the percentage of retail sales and in part to an increased level of depreciation that related to the acquisition of Dick's. Interest expense also increased by approximately $500,000 in the first quarter as a result of the Dick's acquisition. We continue to focus on controlling costs throughout our operations."

Winn indicated that the new state-of-the-art corporate flagship store in Sheboygan, Wisconsin, that opened in August 2001 continues to receive award after award for its industry-leading and inviting design. "Customers were enthusiastic about the store from the day it opened and the industry and the media have been equally supportive, labeling it as `the best of the best,'" Winn said. Most recently, Fresh Brands, Inc. was selected by VNU Business Publications to receive its annual Store-Specific Merchandising and Marketing Award (SAMMY) award in the supermarket channel for its innovative data-mining and loyalty marketing efforts. This marketing and merchandising award honors retailers that strive to excel in offering customers an exceptional shopping experience. Other channel award winners include 7-Eleven, CVS Corp and Wal-Mart Stores.

Winn indicated that elements of the new prototype design continue to be incorporated into both new stores and future remodeling projects. In addition to the opening of the new corporate replacement store in Zion, Illinois, in January, a renovated and expanded franchise store in Mequon, Wisconsin, opened in April. Over the next 12 months, the company expects additional openings including a new market corporate store in Kenosha, Wisconsin, a new market franchise store in Oostburg, Wisconsin, two expanded and renovated franchise stores in Waunakee and Mosinee, Wisconsin, and new franchise replacement stores in West Bend, Omro, Union Grove and Howard, Wisconsin.

"Looking ahead, our goal continues to be to achieve a 15% compound annual growth rate in sales over the next five years," Winn added. "Based on our performance for the first quarter, we expect that our earnings for 2002 will be on the lower end of the range of $1.60 to $1.75 per share, barring any unusual or unforeseen occurrences in the economy, our markets or our businesses."

Separately, on March 12, 2002, Fresh Brands' board of directors declared a second quarter 2002 cash dividend of $0.09 per share of common stock. The dividend is payable on June 7, 2002 to shareholders of record on May 24, 2002.

During the first quarter of 2002, the company repurchased 51,000 shares of its common stock at an aggregate price of $924,000. At the end of the quarter, approximately $1 million remained available from the company's current Board-authorized $25 million share repurchase plan.

As a follow-up to this release, Fresh Brands will host a conference call at 2:15 p.m. Eastern/1:15 p.m. Central Daylight Time today to discuss the first quarter results. Interested parties are invited to call 1-877-546-1565 (passcode is Fresh Brands, call leader is Elwood Winn). A replay of the conference call will be available through May 20, 2002, by calling 1-800-944-7326.

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly(R) and Dick's(R) Supermarkets brands. Fresh Brands currently has 72 franchised supermarkets, 27 corporate-owned stores, three distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, please visit the company's corporate Web site: www.fresh-brands.com or its consumer site: www.shopthepig.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company believes, anticipates, expects or words of similar import. Similarly, statements that describe the Company's future plans, objectives, strategies or goals are also forward-looking statements. Specifically, forward-looking statements include the Company's statements about its (a) 2002 earnings expectations; (b) five-year compound annual sales growth goals; and (c) plans to remodel existing supermarkets, open additional corporate supermarkets and convert existing supermarkets to franchised supermarkets. Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited, to the following: (1) the cost and results of the Company's new business information technology systems replacement project; (2) the presence of intense competitive market activity in the Company's market areas, including competition from warehouse club stores and deep discount supercenters; (3) the Company's ability to identify and develop new market locations and/or acquisition candidates for expansion purposes; (4) the Company's continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (5) the Company's ability to continue to recruit, train and retain quality franchise and corporate retail store operators; (6) the potential recognition of repositioning charges resulting from potential closures, conversions and consolidations of retail stores due principally to the competitive nature of the industry and to the quality of the Company's retail store operators; and (7) the Company's ability to integrate and assimilate the acquisition of Dick's Supermarkets, Inc. and to achieve, on a timely basis, the Company's anticipated benefits and synergies thereof. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this release and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                               Fresh Brands, Inc.

                       Consolidated Statement of Earnings
                                   (unaudited)


                                                    For the 16-weeks ended
                                              ---------------------------------
                                              April 20, 2002     April 21, 2001
                                              --------------     --------------

Net sales...................................  $ 184,139,000      $ 153,820,000
Costs and expenses:
   Cost of products sold....................    148,181,000        127,758,000
   Selling and administrative expenses......     29,936,000         21,538,000
   Depreciation and amortization............      2,296,000          1,580,000
   Interest
      Interest expense......................        549,000            284,000
      Interest income.......................         (3,000)          (388,000)
                                              -------------      -------------
         Total costs and expenses               180,959,000        150,772,000
                                              -------------      -------------

Earnings before income taxes................      3,180,000          3,048,000
Income taxes................................      1,240,000          1,158,000
                                              -------------      -------------

Net earnings................................  $   1,940,000      $   1,890,000
                                              =============      =============

Earnings per share - basic..................  $        0.38      $        0.34
Earnings per share - diluted................  $        0.37      $        0.34
Weighted average shares outstanding:
   Basic....................................      5,165,000          5,503,000
   Diluted..................................      5,265,000          5,518,000

EBITDA......................................  $   6,022,000      $   4,524,000
EBITDA as a percent of sales................           3.27%              2.94%

Cash dividends per share of common stock....  $        0.09      $        0.09


Note to Consolidated Financial Statements

In accordance with guidance under Emerging Issues Task Force ("EITF") No. 00-14, "Accounting for Certain Sales Incentives", certain 2001 amounts previously reported have been reclassified to conform to the 2002 presentation.


                                      # # #

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      FRESH BRANDS, INC.



Date:  May 13, 2002                   By: /s/ Armand C. Go
                                         ---------------------------------------
                                         Armand C. Go
                                         Chief Financial Officer, Vice President
                                         Secretary and Treasurer